Bank of America Corporation

Pricing Supplement No. 287
(To Prospectus dated August 20, 2002
and Prospectus Supplement dated August 20, 2002)

Senior Medium-Term Notes, Series J
Due Nine Months or More From Date of Issue
		Filed Pursuant to Rule 424(b)(5) Registration No. 333-97197

ZERO COUPON NOTES, DUE 2007 (EXCHANGEABLE INTO BIOTECH HOLDRS*)

Aggregate Principal Amount:		$13,750,000
Issue Price:	94.733%	$13,025,807
Commission or Discount:	0%	$0
Proceeds to Corporation:	94.733%	$13,025,807

Securities Offered:
Zero Coupon Notes, due 2007 (the “notes”) exchangeable into depository receipts (herein referred to as “shares”) of the Biotech HOLDRS Trust (“Biotech HOLDRS”). Biotech HOLDRS represent undivided beneficial ownership interests in the common stock or American depositary shares of a group of specified companies that are in various segments of the biotechnology industry. We will not pay periodic cash interest on the notes. Each note is being issued at a price of $947.33 and has a principal amount at maturity of $1,000. The notes are our unsecured senior debt securities.

Issuer:	Bank of America Corporation (“BAC”)

Agent:	Banc of America Securities LLC (“BAS”), as agent

Cusip Number:	060505AT1

Form:	Book-entry only

Face Amount:	$1,000 per note.

Minimum Denominations:	$100,000, and integral multiples of $1,000 in excess of $100,000.

Pricing Date:	October 24, 2002.

Settlement Date:	October 29, 2002.

*	“HOLDRS” is a service mark of Merrill Lynch & Co., Inc.

Maturity Date:	March 1, 2007, which, in the limited circumstances described in this pricing supplement, may be postponed.

Coupon:	0%. The notes are issued at a discount and accrete to their face amount.

Underlying Security:	Biotech HOLDRS (trading symbol on the American Stock Exchange “BBH”)

Yield to Maturity:	1.250% per year, computed on a semi-annual bond equivalent basis, calculated from the Business Day prior to the Settlement Date.

Exchange Rights:
You may surrender the notes for exchange into shares of Biotech HOLDRS at the Exchange Ratio at any time on or before the dates specified herein. The “Exchange Ratio” is 6.7782 per $1,000 face amount of notes, subject to adjustment as set forth in this pricing supplement. You may exchange your notes only in increments of $100,000, and integral multiples of $1,000 in excess of $100,000.

Call Option:
We may call all, but not less than all, of the notes prior to maturity at any time on or after March 1, 2005 upon not less than 35 days’ written notice to the Trustee. The terms of this redemption provision and the prices at which we may redeem the notes are specified below.

Original Issue Discount:
The notes are issued at a price significantly below the principal amount payable at maturity of the notes. This “Original Issue Discount” accrues daily at a rate of 1.250% per year beginning on the Business Day prior to the Settlement Date, calculated on a semi-annual bond equivalent basis, using a 360-day year comprised of twelve 30-day months.

Although the notes do not pay periodic cash interest, the accrual of the Original Issue Discount will be taken into account in connection with determining the Call Amount (as defined herein) if we call the notes.

The table on page PS-15 shows the “Accreted Value” of the notes at each of the “Accretion Dates” set forth in the table. These Accreted Values reflect the accrued Original Issue Discount calculated through each such date. If we call the notes, the Accreted Value of the notes used in determining the Call Amount would include any additional Original Issue Discount accrued from the immediately preceding Accretion Date to, but not including, the calendar day that is 10 calendar days prior to the

Call Date (as defined herein). However, if you exchange the notes, you will not benefit from any accrued Original Issue Discount.

Tax Original Issue Discount:
The notes are debt instruments subject to the United States federal income tax contingent payment debt regulations. Even though we do not pay any cash interest on the notes, you will be required to include interest in your gross income for United States federal income tax purposes. This imputed interest, also referred to herein as Tax Original Issue Discount, will accrue at a rate equal to 3.60% per year, computed on a semi-annual bond equivalent basis, which represents the yield we believe we would pay, as of the original issue date of the notes, on noncontingent, nonconvertible, fixed-rate debt with terms otherwise similar to the notes. The rate at which the Tax Original Issue Discount will accrue for United States federal income tax purposes will exceed the stated yield of 1.250% for the accrued Original Issue Discount. Your adjusted tax basis in the notes will be increased over time to reflect the accrual of the Tax Original Issue Discount and will be decreased to reflect certain projected payments.

If you are considering the purchase, ownership or disposition of the notes, you should consult your own tax advisors concerning the federal income tax consequences to you in light of your particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Trading Day:	A Business Day on which the calculation agent determines that the New York Stock Exchange, the American Stock Exchange and the Nasdaq Stock Market are open for trading.

Principal Repayment Amount:
If we have not called the notes, and you have not exchanged the notes, then, on the Maturity Date, for each $1,000 face amount of the notes that you own, we will pay you an amount in cash equal to the greater of:

(1)    the product of (A) the Exchange Ratio and (B) the closing market price of Biotech HOLDRS on the first Trading Day that is five Business Days preceding the Maturity Date (the “Final Valuation Date”) on which a Market Disruption Event (as described in this pricing supplement) has not occurred ; or

(2)    $1,000.

Listing:	None.

Calculation Agent:	BAS

Certain defined terms used in this pricing supplement, but not defined in this pricing supplement, shall have the meanings ascribed to such terms in the accompanying prospectus or prospectus supplement.

SUMMARY

This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus and prospectus supplement to help you to understand the notes. You should read carefully this pricing supplement and the accompanying prospectus and prospectus supplement to understand fully the terms of the notes, certain matters related to Biotech HOLDRS, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the notes. This discussion assumes that the notes constitute our true indebtedness for United States income tax purposes. See the section entitled “Certain United States Federal Income Tax Considerations.” You should review carefully the “Risk Factors” section, which highlights certain risks, to determine whether an investment in the notes is appropriate for you.

References in this pricing supplement to “BAC,” “we,” “us” and “our” are to Bank of America Corporation.

What are the notes?

The notes are our unsecured senior debt securities. The notes will rank equally with all of our other unsecured and unsubordinated debt. The notes will mature on March 1, 2007, if we have not called them or you have not elected to exchange your notes for shares of Biotech HOLDRS.

The notes will be issued in minimum denominations of $100,000 and integral multiples of $1,000 in excess of $100,000. You will not have the right to receive physical certificates evidencing your ownership, except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as “DTC”, or its nominee. Direct and indirect participants in DTC will record your ownership of the notes.

What will I receive on at maturity?

If we have not called, and you have not elected to exchange, the notes, then, on the Maturity Date, for each $1,000 face amount of notes that you own we will pay you an amount in cash equal to the greater of:

(1)    the product of (A) the Exchange Ratio and (B) the closing market price of Biotech HOLDRS on the Final Valuation Date; or

(2)    $1,000.

The Exchange Ratio initially will equal 6.7782 for each $1,000 face amount of notes and is subject to adjustment as described below.

What will you receive if we call the notes on or after March 1, 2005?

We may call all (but not less than all) of the notes on any Business Day beginning on March 1, 2005, through and including the Maturity Date (the day on which the call occurs, if any, being the “Call Date”), by giving notice to the Trustee at least 35 calendar days prior to the Call Date and specifying the Call Date. The date on which we give notice to the Trustee is referred to as the “Call Notice Date.” If we call the notes, for each $1,000 face amount of notes you own, we will pay you the Call Amount on the Call Date. The “Call Amount” for each $1,000 face amount of notes you own will be equal to the greater of:

(1)
the product of the (A) Exchange Ratio and (B) the closing market price of Biotech HOLDRS on the Trading Day immediately preceding the Call Notice Date (the “Call Valuation Date”), on which a Market Disruption Event has not occurred; or

(2)	the Accreted Value of the notes to, but not including, the calendar day that is 10 calendar days prior to the Call Date.

If we exercise our call option, the Call Amount will be disclosed to DTC, or its nominee, so long as the notes are held by DTC as depository. So long as DTC, or its nominee, is the registered holder of the Notes, notice of our election to exercise the call option will be forwarded as described in the section entitled “Registration and Settlement” in the accompanying prospectus.

What will you receive if you elect to exchange your notes?

You may require us to exchange your notes upon the Trustee’s and the calculation agent’s receipt of your Official Notice of Exchange (a form of which is attached to this pricing supplement), at any time, beginning on October 30, 2002 and ending on the earlier of (1) the eighth Business Day before the Maturity Date or (2) the Business Day immediately prior to any Call Notice Date. Once we have issued a notice to call the notes, you may not exchange the notes. If you elect to exchange your notes, for each $1,000 face amount of notes you require us to exchange we will deliver to you a number of shares of Biotech HOLDRS equal to the Exchange Ratio (subject to adjustment as described below) on the Exchange Notice Date.

We will not distribute any fractional shares of Biotech HOLDRS. Biotech HOLDRS may be held only in round lots of 100. We will pay you the cash value of the fractional share or shares that could not be delivered because of the round lot requirement, based on the closing market price of the Biotech HOLDRS on the Exchange Notice Date.

What is Biotech HOLDRS?

The Biotech HOLDRS Trust was formed under a depository trust agreement, dated November 18, 1999, among The Bank of New York, as trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the initial depositor, other depositors and the owners of Biotech HOLDRS. The trust is not a registered investment company under the Investment Company Act of 1940.

The trust holds shares of common stock issued by 19 companies generally considered to be involved in various segments of the biotechnology industry. The trust issues Biotech HOLDRS that represent an undivided beneficial ownership interest in the shares of common stock held by the trust. Biotech HOLDRS are separate and distinct from the underlying common stocks included in Biotech HOLDRS.

Biotech HOLDRS are listed on the American Stock Exchange under the trading symbol “BBH.”

You should read carefully the Biotech HOLDRS prospectus available at www.AMEX.com or www.HOLDRS.com to understand fully the operation and management of the Biotech HOLDRS Trust. The risks described in the Biotech HOLDRS prospectus under the section entitled “Risk Factors” may affect the price of Biotech HOLDRS and, therefore, the value of the notes. The Biotech HOLDRS prospectus is not incorporated by reference into this pricing supplement or our accompanying prospectus and prospectus supplement, and we make no representation or warranty as to the accuracy or completeness of the information.

Please note that an investment in the notes does not entitle you to an ownership interest in Biotech HOLDRS or in the stocks held by Biotech HOLDRS Trust, prior to your exchange of the notes, if any.

What is the role of the Biotech HOLDRS Trust in the notes?

None of the Biotech HOLDRS Trust nor any of the issuers of the constituent common stocks has any obligations relating to, or other role in connection with, the notes, amounts to be paid to you or shares of Biotech HOLDRS to be delivered to you, including any obligation to take our needs or the needs of the beneficial owners of the notes into consideration for any reason. None of the Biotech HOLDRS Trust nor any of the issuers of the constituent common stocks will receive any of the proceeds of the offering of the notes and are not responsible for, and have not endorsed or participated in, the offering of the notes and are not responsible for, and will not participate in, the determination or calculation of the amounts receivable by beneficial owners of the notes.

How have the Biotech HOLDRS performed historically?

You can find a table with the high and low closing prices per share of Biotech HOLDRS in the section entitled “Biotech HOLDRS” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of Biotech HOLDRS in various economic environments; however, past performance is not indicative of future performance.

What about taxes?

You should consider the tax consequences of investing in the notes, aspects of which are uncertain. See the section entitled, “Certain United States Federal Income Taxation Considerations” in this pricing supplement.

Will the notes be listed on a securities exchange?

No. The notes will not be listed on any securities exchange.

What is the role of BAS?

BAS, our subsidiary, is the selling agent for the offering and sale of the notes. After the initial offering, BAS intends to buy and sell notes to create a secondary market for holders of the notes. However, BAS will not be obligated to engage in any of these market activities or to continue them once it has started.

BAS also will be our agent for purposes of calculating, among other things, the Call Amount, the amount payable at maturity and any adjustments to Exchange Ratio. Under certain circumstances, these duties could result in a conflict of interest between BAS’s status as our subsidiary and its responsibilities as calculation agent.

Are there any risks associated with an investment in the notes?

Yes, an investment in the notes is subject to certain risks. Please refer to the section entitled “Risk Factors” in this pricing supplement.

RISK FACTORS

Your investment in the notes will involve certain risks, including risks not associated with similar investments in a conventional debt security. Your decision to purchase the notes should be made only after carefully considering with your advisors the risks of an investment in the notes in light of your particular circumstances.

The notes are subject to call before their maturity.    On or after March 1, 2005, upon at least 35 calendar days’ notice to the Trustee, we may call all of the notes. If we elect to call the notes, you may receive an amount that is less than the amount to which you would otherwise have been entitled if you had held the notes until maturity (or less than the value of shares of Biotech HOLDRS that you would have received upon an exchange at your option at any time other than the Call Date).

Your yield may be lower than the yield on a standard debt security of comparable maturity.    The amount we pay you at maturity or upon early call, or the value of any shares of Biotech HOLDRS that you may receive upon an exchange, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security issued by us with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you consider the effect of factors that affect the time value of money.

Your return on the notes will not be the same as the return you could earn by owning Biotech HOLDRS directly.    The price of shares of Biotech HOLDRS must increase by more than 59% in order for you to receive cash (or in the case of an exchange, securities having a cash value) in excess of the issue price of the notes.

The price at which you will be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than your original investment.    We believe that supply and demand for the notes and a number of other factors affect the value of the notes in the secondary market. Some of these factors are interrelated in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the notes caused by another factor and that the effect of one factor may exacerbate the decrease in the trading value of the notes caused by another factor. For example, an increase in interest rates may offset some or all of any increase in the trading value of the notes attributable to another factor, such as an increase in the value of the Biotech HOLDRS. The following paragraphs describe the expected impact on the market value of the notes given a change in a specific factor, assuming all other conditions remain constant.

•
The value of Biotech HOLDRS. The market value of the notes will depend substantially on the value of the Biotech HOLDRS. In general, the value of the notes will decrease as the value of Biotech HOLDRS decreases and the value of the notes will increase as the value of Biotech HOLDRS increases. However, as the value of Biotech HOLDRS increases or decreases, the value of the notes is not expected to increase or decrease at the same rate as the change in value of Biotech HOLDRS. You should understand that for each $1,000 face amount of the notes that you own, you will not receive more than the Accreted Value in cash at the stated maturity or upon a call unless the closing market price of Biotech HOLDRS has appreciated by more than 59% from the Pricing Date to the Call Valuation Date or the Final Valuation Date, as the case may be. Additionally, political, economic and other developments that affect the capital markets generally and the market segment of which the constituent stocks of the Biotech HOLDRS are a part, and over which we have no control, may affect the value of Biotech HOLDRS and, consequently, also may affect the value of the notes.

•
Interest rates.    In general, we anticipate that if U.S. interest rates increase, the trading value of the notes will decrease, and conversely, if U.S. interest rates decrease, the trading value of the notes will increase. In addition, fluctuations in interest rates will affect the U.S. economy and, in turn, the value of Biotech HOLDRS. Rising interest rates may lower the value of Biotech HOLDRS and, as a result, may lower the value of the notes. Falling interest rates may increase the value of Biotech HOLDRS and, as a result, may increase the value of the notes.

•
Volatility of Biotech HOLDRS.    Volatility is the term used to describe the size and frequency of market price fluctuations. If the volatility of the Biotech HOLDRS increases or decreases, the trading value of the notes may be adversely affected.

•
Time remaining to maturity.    We believe that before the Maturity Date the notes will trade at a value above that which would be expected based on the value of Biotech HOLDRS. In general, as the time remaining to maturity decreases, including because of a call at our option, the value of the notes will approach the amount that would be payable at maturity or the Call Date, as the case may be, based on the then-current value of Biotech HOLDRS. As a result, as the time remaining to maturity decreases, any premium attributed to the trading value of the notes will diminish, decreasing the trading value of the notes.

•
Our credit ratings.    Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the notes. However, because your return on the notes depends upon factors other than our ability to repay our obligations, such as the percentage increase in the value of Biotech HOLDRS, an improvement in our credit ratings will not alone reduce the investment risks related to the notes.

•
Earnings performance of the constituent companies of the Biotech HOLDRS.    The earnings results and creditworthiness of the constituent companies of the Biotech HOLDRS and the real or anticipated changes in those results and conditions may affect the value of the notes.

We and our affiliates have no affiliation with the Biotech HOLDRS Trust or the issuers of the constituent common stocks of the Biotech HOLDRS Trust.    We are not affiliated with the Biotech HOLDRS Trust or the issuers of the constituent common stocks of the Biotech HOLDRS Trust, and none of those entities has any obligation or other role with respect to the notes or amounts to be paid to you, including any obligation to take our needs or the needs of the beneficial owners of the notes into consideration for any reason. None of the Biotech HOLDRS Trust or the issuers of the constituent common stocks will receive any of the proceeds of the offering of the notes made hereby and none of these entities is responsible for, and or has participated in, the determination or calculation of the amounts receivable by beneficial owners of the notes. In addition, the Biotech HOLDRS Trust is not involved with the administration or trading of the notes and has no obligations with respect to the amounts receivable by beneficial owners of the notes.

We and our affiliates and are not responsible for the public disclosure of information about the Biotech HOLDRS or the constituent companies of the Biotech HOLDRS, whether contained in SEC filings or otherwise. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the constituent companies of the Biotech HOLDRS contained in this pricing supplement or in any of their publicly available filings. The material provided in this pricing supplement concerning the Biotech HOLDRS and the constituent companies of the Biotech HOLDRS has been derived from publicly available information concerning the Biotech HOLDRS and the constituent companies of the Biotech HOLDRS. The Biotech HOLDRS and the constituent companies of the Biotech HOLDRS have not provided or approved of such information. We have not made any attempt to review or confirm any such information. Before you invest in the notes, you should make your own investigation into the Biotech HOLDRS and the constituent companies of the Biotech HOLDRS.

As a holder of the notes, you have no stockholder rights with respect to Biotech HOLDRS or the constituent common stocks of the Biotech HOLDRS Trust.    You will not be entitled to any rights with respect to Biotech HOLDRS or the underlying common stocks including, without limitation, the right to receive dividends or other distributions, if any, on Biotech HOLDRS.

Purchase and sales of Biotech HOLDRS by us and our affiliates may affect your return.    We and our affiliates may from time to time buy or sell Biotech HOLDRS or futures or option contracts on Biotech HOLDRS for our own accounts for business reasons. We expect to enter into such transactions in connection with hedging our obligations under the notes. These transactions could affect the price of Biotech HOLDRS and, in turn, the value of the notes in a manner that would be adverse to your investment in the notes.

BAS, one of our affiliates, is the calculation agent, which could result in a conflict of interest.    Because one of our affiliates, BAS, is acting as the calculation agent for the notes, potential conflicts of interest may exist between the calculation agent and you, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you.

You should also consider the tax consequences of investing in the notes.    During the term of the notes, United States Holders (as defined herein) will be required annually to report income from the notes even though they have not received any cash payments. See certain “United States Federal Income Tax Considerations” below.

DESCRIPTION OF THE NOTES

General

The notes are part of a series of medium-term notes titled “Medium-Term Notes, Series J” issued under the Senior Indenture, which is more fully described in the accompanying prospectus and prospectus supplement. The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. If information in this pricing supplement is inconsistent with the prospectus and prospectus supplement, this pricing supplement will supersede those documents.

The notes will not have the benefit of any sinking fund.

Interest

The notes will not pay periodic cash interest. The notes are being offered at a substantial discount from their principal amount at maturity. Each note was issued at an issue price of $947.33 per $1,000 face amount. However, the notes will accrue Original Issue Discount while outstanding. Original Issue Discount is the difference between the issue price of a note and its principal amount at maturity. The calculation of the accrual of Original Issue Discount will be on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months. The commencement date for calculating the accrual of Original Issue Discount is the Business Day immediately prior to the Settlement Date.

Although the notes do not pay cash interest, the accrual of the Original Issue Discount will be taken into account in connection with determining the Call Amount to be paid if we call the notes, as we describe below.

Payment at Maturity

If we have not called the notes, and you have not exchanged the notes, then, on the Maturity Date, for each $1,000 face amount of the notes that you own we will pay you an amount in cash equal to the greater of:

(1)	the product of (A) the Exchange Ratio and (B) the closing market price of Biotech HOLDRS on the Final Valuation Date; or

(2)	$1,000.

If the Maturity Date is not a Business Day, we will pay the cash amount due on the first Business Day following the Maturity Date and no additional interest will accrue to such payment date.

All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent a determination by the calculation agent of a manifest error, shall be conclusive for all purposes and binding on us and beneficial owners of the notes.

For the purposes of this pricing supplement, the following defined terms shall have the following meanings:

“closing market price” means:

If Biotech HOLDRS (or any other security for which a closing market price must be determined for purposes of the notes) is listed on a national securities exchange in the United States, is a Nasdaq National Market System (“Nasdaq NMS”) security or is included in the OTC Bulletin Board Service (“OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), then the “closing market price” for any date of determination on any Trading Day means for one share of Biotech HOLDRS (or any other security for which a closing market price must be determined for purposes of the notes):

•
the last reported sale price on that day on the principal U.S. securities exchange registered under the Exchange Act on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session); or

•
if not listed or admitted to trading on any such securities exchange or if the last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the Nasdaq NMS or OTC Bulletin Board on that day (without taking into account any extended or after-hours trading session); or

•
if the last reported sale price is not available for any reason, including, without limitation, the occurrence of a Market Disruption Event, the mean of the last reported bid and offer price of the principal trading session on the over-the-counter market as reported on the Nasdaq Stock Market or OTC Bulletin Board on that day as determined by the calculation agent or from as many dealers in such security, but not exceeding three, as have made the bid prices available to the calculation agent after 3:00 p.m., local time in the principal market, on that date (without taking into account any extended or after-hours trading session).

If Biotech HOLDRS (or any other security for which a closing market price must be determined for purposes of the notes) is not listed on a national securities exchange in the United States, is not a Nasdaq NMS security or included in the OTC Bulletin Board Service operated by the NASD, then the closing market price for any date of determination on any Trading Day means for one share of Biotech HOLDRS (or any other security for which a closing market price must be determined for purposes of the notes) the last reported sale price on that day on the securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding such Trading Day as determined by the calculation agent; provided that if the last reported sale price is for a transaction which occurred more than four hours prior to the close of that exchange, then the closing market price shall mean the average (mean) of the last available bid and offer price on that exchange.

If Biotech HOLDRS (or any other security for which a closing market price must be determined for purposes of the notes) is not listed or admitted to trading on any such securities exchange or if such last reported sale price or bid and offer are not obtainable, then the closing market price shall mean the average (mean) of the last available bid and offer prices in such market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

“Market Disruption Event” means:

(i)
a suspension of, absence of, including the absence of an official closing price, or material limitation of trading on Biotech HOLDRS on the primary market for Biotech HOLDRS for more than two hours of trading or during the one-half hour period preceding the close of trading, as determined by the calculation agent in its sole discretion, or the suspension or material limitation on the primary market for trading in options contracts related to Biotech HOLDRS, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the calculation agent in its sole discretion; and

(ii)
a determination by the calculation agent in its sole discretion that the event described in clause (1) above materially interfered with the ability of BAC, BAS or any of their affiliates to unwind all or a material portion of the hedge with respect to the notes.

For purposes of determining whether a Market Disruption Event has occurred:

•	a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

•	a decision to permanently discontinue trading in the relevant options contracts related to Biotech HOLDRS will not constitute a Market Disruption Event;

•
limitations pursuant to any rule or regulation enacted or promulgated by the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market or other regulatory organization with jurisdiction over the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market on trading during significant market fluctuations will constitute a suspension or material limitation of trading in Biotech HOLDRS;

•	a suspension of trading in options contracts on Biotech HOLDRS by the primary securities market trading in the options contracts related to Biotech HOLDRS, if available, by reason of:

•	a price change exceeding limits set by the securities exchange or market;

•	an imbalance of orders relating to options contracts on Biotech HOLDRS; or

•	a disparity in bid and ask quotes relating to options contracts on Biotech HOLDRS;

will constitute a suspension or material limitation of trading in options contracts related to Biotech HOLDRS; and

•
a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Biotech HOLDRS are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances.

As a result of the terrorist attacks in New York and Washington D.C., the financial markets were closed from September 11, 2001 through September 14, 2001. Those market closures would have constituted Market Disruption Events.

If a Market Disruption Event occurs or is continuing on a day that would otherwise be a Call Valuation Date or the Final Valuation Date, then the calculation agent will instead use the closing market price of the Biotech HOLDRS on the first Business Day after that day on which no Market Disruption Event occurs or is continuing. In no event, however, will any valuation date be postponed by more than five Business Days. If any valuation date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day will nevertheless be the relevant valuation date, and the calculation agent will make a good faith estimate of the closing market price of the Biotech HOLDRS based upon its reasonable assessment at that time. If the Final Valuation Date is postponed due to a Market Disruption Event, the Maturity Date for the notes also will be postponed by the same number of Business Days.

Call at Our Option

Prior to March 1, 2005, we will not have the option to call the notes. We may call all (but not less than all) of the notes, for cash at any time beginning on March 1, 2005 through, and including, Maturity Date. The Call Notice Date will be 35 days before the Call Date. Our notice will specify the Call Date. Once we have issued a notice of to call the notes, you may not exchange the notes.

If we call the notes, on the Call Date we will pay you the Call Amount which, for each $1,000 face amount of notes, will be the greater of:

(1)	the product of (1) the Exchange Ratio and (2) the closing market price of the Biotech HOLDRS on the Call Valuation Date; or

(2)	the Accreted Value, specified below.

The table below shows the Accreted Value of the notes at each of the Accretion Dates set forth therein. These Accreted Values reflect the accrued Original Issue Discount calculated through each such date. The Accreted Value of notes redeemed between such dates would include any additional amount reflecting the additional Original Issue Discount accrued since the immediately preceding Accretion Date and to, but not including, the calendar day that is 10 calendar days prior to the Call Date.

ACCRETION DATES	(1) PRIOR ACCRETION VALUE	(2) ACCRUED ORIGINAL ISSUE DISCOUNT	(3) ACCRETED VALUE AS OF ACCRETION DATE (1) + (2)
March 3, 2003	$947.33	$4.11	$951.44
September 2, 2003	951.44	5.91	957.36
March 1, 2004	957.36	5.95	963.31
September 1, 2004	963.31	6.02	969.33
March 1, 2005	969.33	6.06	975.39
September 1, 2005	9.39	6.10	981.48
March 1, 2006	981.48	6.13	987.62
September 1, 2006	987.62	6.17	993.79
March 1, 2007	$993.79	$6.21	$1,000.00

If we call the notes, the Call Amount we delivery to you will be deemed:

•	to satisfy our obligation to pay the principal amount at maturity of the note; and

•	to satisfy our obligation to pay accrued Original Issue Discount attributable to the period from the Business Day immediately prior to the Settlement Date through the Call Date.

As a result, accrued Original Issue Discount is deemed to be paid in full rather than cancelled, extinguished or forfeited.

Early Exchange at Holder’s Election

You may elect to exchange all or a portion of the notes you own by giving notice as described below on any Business Day that is also a Trading Day during the period beginning on October 30, 2002 and ending on the earlier of (1) the eighth Business Day prior to the Maturity Date, or (2) the Business Day before any Call Notice Date. The calculation agent and the Trustee must receive your written notice, in the form attached to this pricing supplement, by 3:00 p.m., New York City time on such date. If the calculation agent or the Trustee receives your notice after 3:00 p.m., New York City time, on any Business Day, your notice will be deemed to have been given on the following Business Day. Any date on which you give us proper notice requiring us to exchange your notes early, or day on which such notice shall be deemed to have been given, is referred to as the “Exchange Notice Date.”

15

You may exchange your notes only in increments of $100,000, and integral multiples of $1,000 in excess of $100,000.

If you exercise your exchange right, then we may no longer call your notes and you will receive shares of Biotech HOLDRS, the value of which could be less than the cash amount to which you would otherwise have been entitled had you held the notes until maturity. Therefore, you should consider carefully this risk before exercising your exchange right.

If you exchange your notes, for each $1,000 face amount of notes you require us to exchange we will deliver to you a number of shares of Biotech HOLDRS equal to the Exchange Ratio (subject to adjustment as described below) on the Exchange Notice Date.

Upon your exchange of the notes, you will not receive any cash payment of interest representing accrued Original Issue Discount or accrued Tax Original Issue Discount. Upon an exchange, our delivery to you of the shares of Biotech HOLDRS (and any cash in lieu of fractional shares) will be deemed:

•	to satisfy our obligation to pay the principal amount at maturity of the note; and

•	to satisfy our obligation to pay accrued Original Issue Discount attributable to the period from the Business Day immediately prior to the Settlement Date through the Exchange Date.

As a result, accrued Original Issue Discount is deemed to be paid in full rather than cancelled, extinguished or forfeited.

We will deliver the shares of Biotech HOLDRS to you on the fifth Business Days after the Exchange Notice Date. We refer to that fifth Business Day after the Exchange Notice Date as the “Exchange Date.”

The notes will be issued in registered global form and will remain on deposit with the depository as described in the prospectus supplement. Therefore, you must exercise your exchange option in respect of your notes through the depository, by delivering notice of your election to the depository. To ensure that the depository will receive timely notice of your election to exchange all or a portion of your notes, you must instruct the direct or indirect participant through which you hold an interest in the notes to notify the depository of your election of exchange of your notes, in accordance with the then applicable operating procedures of the depository. Different firms have different deadlines for accepting instructions from their customers. You should consult the direct or indirect participant through which you hold an interest in the notes to verify the deadline for delivery of timely notice to the depository.

Fractional Shares

Because the Exchange Ratio is not a whole number, because it may be adjusted to account for certain Adjustment Events described in this pricing supplement and because a holder of Biotech HOLDRS may only hold them in round lots of 100, on your election for exchange, for each $1,000 face amount of notes you own, you may be entitled to receive a number of Biotech

HOLDRS that is not divisible by a whole number or fails to meet the round lot requirement. We will not distribute any fractional shares or any shares not in round lots of 100 of Biotech HOLDRS. We will aggregate all amounts due on any delivery date, and in lieu of delivering a fractional share of Biotech HOLDRS or less then a round lot, we will pay you the cash value of such fractional shares or whole shares short of the round lot based on the closing market price of the Biotech HOLDRS on the Exchange Notice Date. While the notes are held at the depository, the sole registered holder will be the depository. Depository participants have different policies pertaining to fractional shares. You should consult the participant through which you hold the notes to ascertain a participant’s specific policy.

Events of Default and Acceleration

If an Event of Default with respect to any notes has occurred and is continuing, the amount payable to a beneficial owner of notes upon any acceleration permitted by the notes, with respect to each $1,000 face amount of notes, will be equal to an amount as described under “—Call at our option” above, calculated as though the date of default were the Call Notice Date for the notes.

Dilution and Reorganization Adjustments

The Exchange Ratio is subject to adjustment by the calculation agent as a result of the dilution and reorganization adjustments described in this pricing supplement.

Exchange Ratio Adjustments

No adjustments to the Exchange Ratio will be required unless the Exchange Ratio adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified in this section will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward. The calculation agent will not be required to make any adjustments to the Exchange Ratio after the close of business on the Final Valuation Date or the Call Valuation Date, as applicable.

No adjustments to the Exchange Ratio will be required other than those specified below. However, at our sole discretion we may cause the calculation agent to make additional adjustments to the Exchange Ratio to reflect changes occurring in relation to the Biotech HOLDRS or any other security received in a reorganization event or in other circumstances where we determine that it is appropriate to reflect those changes. The required adjustments specified in this section do not cover all events that could affect the closing market price of the Biotech HOLDRS.

BAS, as calculation agent, shall be solely responsible for determining and calculating any adjustments to the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described in this section, and its determinations and calculations shall be conclusive absent manifest error.

We will provide, within 10 Business Days following the occurrence of an event that requires an adjustment to the Exchange Ratio, or if we are not aware of this occurrence, as soon as practicable after becoming so aware, written notice to the Trustee, which shall provide notice to the holders of the notes of the occurrence of this event and, if applicable, a statement in reasonable detail setting forth the adjusted Exchange Ratio.

Stock splits and reverse stock splits

If the Biotech HOLDRS are subject to a stock split or reverse stock split, then once any split has become effective, the Exchange Ratio relating to Biotech HOLDRS will be adjusted to equal the product of the prior Exchange Ratio and the number of shares which a holder of one share of Biotech HOLDRS before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock dividends

If Biotech HOLDRS is subject to a (1) stock dividend, i.e., issuance of additional shares of Biotech HOLDRS, that is given ratably to all holders of shares of Biotech HOLDRS, or (2) distribution of shares of Biotech HOLDRS as a result of the triggering of any provision of the Biotech HOLDRS trust agreement, then, once the dividend has become effective and the shares are trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of:

•	the number of shares of Biotech HOLDRS issued with respect to one share of Biotech HOLDRS; and

•	the prior Exchange Ratio.

Extraordinary Dividends

There will be no adjustments to the Exchange Ratio to reflect any cash dividends or cash distributions paid with respect to Biotech HOLDRS other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to Biotech HOLDRS, a dividend or other distribution which exceeds the immediately preceding non-Extraordinary Dividend for Biotech HOLDRS (as adjusted for any subsequent corporate event requiring an adjustment as described in this pricing supplement, such as a stock split or reverse stock split) by an amount equal to at least 10% of the closing market price of Biotech HOLDRS on the Trading Day preceding the ex-dividend date with respect to the Extraordinary Dividend (the “ex-dividend date”). If an Extraordinary Dividend occurs with respect to Biotech HOLDRS, the Exchange Ratio will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Exchange Ratio will equal the product of:

•	the prior Exchange Ratio; and

•	a fraction, the numerator of which is the closing market price per share of Biotech HOLDRS on the Trading Day preceding the ex-dividend date, and the

•	denominator of which is the amount by which the closing market price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for Biotech HOLDRS will equal:

•
in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for those shares of Biotech HOLDRS; or

•	in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination shall be conclusive. A distribution on Biotech HOLDRS described in clause (1) or (2) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend shall only cause an adjustment pursuant to clause (1) or (2) under the section entitled “—Reorganization Events.” A distribution on Biotech HOLDRS described in the section entitled “—Issuance of transferable rights and warrants” that also constitutes an Extraordinary Dividend shall only cause an adjustment pursuant to that section.

Issuance of transferable rights or warrants

If the Biotech HOLDRS Trust issues transferable rights or warrants to all holders of Biotech HOLDRS to subscribe for or purchase Biotech HOLDRS, including new or existing rights to purchase Biotech HOLDRS pursuant to a shareholders’ rights plan or arrangement, then the Exchange Ratio will be adjusted on the Business Day immediately following the issuance of such transferable rights or warrants so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of:

•	the prior Exchange Ratio; and

•	the number of shares of Biotech HOLDRS that can be purchased with the cash value of such warrants or rights distributed on a single share of Biotech HOLDRS.

The number of shares that can be purchased will be based on the closing market price of Biotech HOLDRS on the date the new Exchange Ratio is determined. The cash value of such warrants or rights, if the warrants or rights are traded on a national securities exchange, will equal the closing price of such warrant or right, or, if the warrants or rights are not traded on a national securities exchange, will be determined by the calculation agent and will equal the average (mean) of the bid prices obtained from three dealers at 3:00 p.m., New York City time, on the date the new Exchange Ratio is determined, provided that if only two such bid prices are available, then the cash value of such warrants or rights will equal the average (mean) of such bids and if only one such bid is available, then the cash value of such warrants or rights will equal such bid.

Reorganization Events

If:

(1)	there occurs any reclassification or change of Biotech HOLDRS; or

(2)
the Biotech HOLDRS Trust is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law (an event in clauses (1) and (2), a “Reorganization Event”), then the method of determining the amount payable or deliverable on each note will be adjusted as set forth below.

“Exchange Property” will consist of any Biotech HOLDRS continued to be held by the holders of Biotech HOLDRS, and any securities, cash or any other assets distributed to the holders of Biotech HOLDRS in or as a result of the Reorganization Event. No interest will accrue on any Exchange Property.

For the purpose of all relevant calculations to be made under the notes after the occurrence of a Reorganization Event, the Exchange Ratio shall be applied to an amount of Exchange Property equal to the amount of Exchange Property delivered with respect to one share of Biotech HOLDRS at the time of the Reorganization Event.

If the Exchange Property consists solely of securities traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market (“Exchange Traded Securities”), then the method of determining the amount payable or deliverable on each note upon any call or exchange, or at the Maturity Date, shall be unchanged except that the Exchange Ratio shall be applied to Exchange Property rather than to shares of Biotech HOLDRS.

If the Exchange Property consists of cash, other property that is not Exchange Traded Securities or a combination thereof, BAS shall liquidate all non-cash Exchange Property upon terms that it deems commercially reasonable, and the Exchange Property shall, after such liquidation, equal the aggregate cash amount, including the amount resulting from that liquidation. We refer to the aggregate cash amount attributable to Exchange Property delivered with respect to one share of Biotech HOLDRS as the “Per Share Liquidation Value.” Following a Reorganization Event of this sort, the method of determining the amount payable or deliverable on each Note upon any call or exchange, or at the Maturity Date, shall be unchanged except that the Exchange Ratio shall be applied to the Per Share Liquidation Value rather than to shares of Biotech HOLDRS.

If the Exchange Property consists of any other combination of Exchange Traded Securities, cash or other property that is not Exchange Traded Securities, BAS shall liquidate all non-cash property that is not Exchange Traded Securities upon terms that it deems commercially reasonable. Following a Reorganization Event of this sort, the method of determining the amount payable or deliverable on each note upon any call or exchange, or at the Maturity Date, shall be unchanged except that the Exchange Ratio shall be applied to the sum of the Per Share

Liquidation Value and the Exchange Traded Securities rather than to shares of Biotech HOLDRS.

In the event the Exchange Property consists of securities, those securities will, in turn, be subject to the ant dilution adjustments set forth in this pricing supplement.

BAS, as calculation agent, shall be solely responsible for determination and calculation of the Exchange Property if a Reorganization Event occurs and the cash amount due upon exchange, including the determination of the cash value of any Exchange Property and the Per Share Liquidation Value, if necessary. BAS’ determinations and calculations shall be conclusive absent manifest error.

Alternative Dilution and Reorganization Adjustments

The calculation agent may elect at its discretion not to make any of the adjustments to the Exchange Ratio or to the method of determining the amount payable on each note described above under “Exchange Ratio Adjustments” and “Reorganization Events,” but may instead make adjustments in its discretion to the Exchange Ratio or to the method of determining the amount payable on each note that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on option contracts on Biotech HOLDRS. We will provide notice of any such election to the trustee not more than two Business Days following the date that the Options Clearing Corporation publishes notice of its adjustments relating to Biotech HOLDRS and will detail in such notice the actual adjustment made to the Exchange Ratio or to the method of determining the amount payable on each note.

BIOTECH HOLDRS

None of the Biotech HOLDRS Trust nor any of its constituent companies has authorized or sanctioned the notes or participated in the preparation of this pricing supplement.

This pricing supplement relates only to the notes and does not relate to the Biotech HOLDRS or the common stock any of its constituent companies. We are not offering or selling Biotech HOLDRS. The description of the Biotech HOLDRS in this section, as well as all of the other disclosures contained in this pricing supplement regarding the Biotech HOLDRS, is derived from the publicly available documents. Neither we, nor any of our affiliates, including BAS, has participated in the preparation of such documents, verified the accuracy or the completeness of the information concerning Biotech HOLDRS included in the publicly available documents or made any diligence inquiry with respect to the Biotech HOLDRS Trust. We do not make any representation that the publicly available documents or any other publicly available information about the Biotech HOLDRS are accurate or complete. There can be no assurance that events occurring prior or subsequent to the date of this pricing supplement that might affect the trading price of the Biotech HOLDRS have been or will be publicly disclosed. Because the value of the notes is related to the trading price of the Biotech HOLDRS, such events, if any, also would affect the trading prices of the notes. We do not intend to furnish to you subsequent information with respect to the Biotech HOLDRS. Neither we, nor any of our affiliates, including BAS, makes any representation to you as to the future performance of the Biotech HOLDRS or these notes.

You should make your own investigation into the Biotech HOLDRS. Detailed information about the Biotech HOLDRS, a listing of the current constituent companies and the most recent prospectus for the Biotech HOLDRS is available on the American Stock Exchange’s website at www.AMEX.com. The Biotech HOLDRS prospectus contains a description of the securities of the constituent companies and risk factors relating to owning the Biotech HOLDRS. We strongly encourage you to obtain and read the Biotech HOLDRS prospectus before investing in the notes.

The Biotech HOLDRS Trust was formed under a depository trust agreement, dated as of November 18, 1999, among The Bank of New York, as Trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the initial depositor, other depositors and the owners of Biotech HOLDRS. The Biotech HOLDRS Trust is not a registered investment company under the Investment Company Act of 1940.

The Biotech HOLDRS Trust currently holds shares of shares issued by 19 companies generally considered to be involved in various segments of the biotechnology industry. The Biotech HOLDRS Trust issues Biotech HOLDRS that represent an undivided beneficial ownership interest in the shares held by the Biotech HOLDRS Trust. Biotech HOLDRS are separate from the securities of the constituent companies.

The 19 constituent stocks of the Biotech HOLDRS as of August 12, 2002 are listed below.

Stock	Ticker
Affymetrix, Inc.	AFFX
Alkermes, Inc.	ALKS
Amgen Inc.	AMGN
Applera Corp-Applied Biosystems Group	ABI
Applera Corp-Celera Genomics Group	CRA
Biogen, Inc.	BGEN
Chiron Corporation	CHIR
Enzon, Inc.	ENZN
Genentech, Inc.	DNA
Genzyme Corporation	GENZ
Gilead Sciences, Inc.	GILD
Human Genome Sciences, Inc.	HGSI
ICOS Corporation	ICOS
IDEC Pharmaceuticals Corp.	IDPH
MedImmune, Inc.	MEDI
Millennium Pharma, Inc.	MLNM
QLT Inc.	QLTI
Sepracor Inc.	SEPR
Shire Pharmaceuticals Group plc.	SHPGY

Biotech HOLDRS are listed on the American Stock Exchange under the trading symbol “BBH.”

Biotech HOLDRS are principally traded on the American Stock Exchange. The following table sets forth the monthly high and low closing prices of Biotech HOLDRS from November 1999 through October 2002. On October 24, 2002, the closing price on the American Stock Exchange of Biotech HOLDRS was $85.27 per Biotech HOLDRS share. The historical closing prices of Biotech HOLDRS should not be taken as an indication of future performance, and no assurance can be given that the price of Biotech HOLDRS will not decrease.

	High	Low
1999
November	$107.69	$103.25
December	149.00	102.25

2000
January	182.75	132.00
February	217.31	165.25
March	242.75	158.75
April	176.25	122.56
May	149.37	121.50
June	184.44	135.00
July	197.19	168.31
August	201.94	173.38
September	202.25	174.75
October	185.06	160.63
November	193.00	151.31
December	185.50	156.00

2001
January	169.63	137.44
February	154.49	141.60
March	146.20	105.50
April	128.32	101.65
May	138.40	119.45
June	143.80	129.06
July	132.25	110.35
August	126.80	114.40
September	123.50	102.35
October	132.10	110.60
November	139.80	127.30
December	139.00	128.85

2002
January	130.55	117.80
February	121.84	112.60
March	128.20	119.45
April	121.85	98.05
May	102.00	89.54
June	90.85	79.06
July	84.50	66.29
August	92.10	77.70
September	82.50	74.12
October (through the 24th)	89.60	76.80

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with initial purchasers of the notes who hold notes as capital assets and does not deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding notes in a tax-deferred or tax-advantaged account, persons holding notes as a hedge, a position in a “straddle” or as part of a “conversion” transaction for tax purposes or persons who are required to mark-to-market for tax purposes. The discussion assumes that the notes constitute true indebtedness of the issuer for United States federal income tax purposes. If the notes did not constitute true indebtedness of the issuer, the tax consequences described below would be materially different. You must consult your own tax advisors concerning the application of United States federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other jurisdiction.

As used herein, the term “United States Holder” means a beneficial owner of a note that is for United States federal income tax purposes (1) an individual who is a citizen or resident of the United States, (2) an entity which is a corporation or a partnership for United States federal income tax purposes created or organized in or under the laws of the United States or of any state thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (3) an estate whose income is subject to United States federal income tax regardless of its source, (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (5) any other person whose income or gain in respect of the notes is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be United States Holders. A “Non-United States Holder” is a holder that is not a United States Holder.

United States Holders—Income Tax Considerations

Interest and Original Issue Discount

The amount payable on each of the early exchange, early redemption or retirement at maturity of the notes will depend on the closing market price of Biotech HOLDRS on such date. Accordingly, the notes will be treated as “contingent payment debt instruments” for United States federal income tax purposes subject to taxation under the “noncontingent bond method.” As a result, the notes generally will be subject to the OID provisions of the Code and the Treasury regulations issued thereunder. Pursuant to such Treasury regulations, a United States Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” as described below, established by us to determine interest accruals and adjustments in respect of a note. A United States Holder that does not use the

“comparable yield” and/or follow the “projected payment schedule” to calculate its OID and interest income on a note must timely disclose and justify the use of other estimates to the Internal Revenue Service, or “IRS.”

A “comparable yield” with respect to a contingent payment debt instrument generally is the yield at which we could issue a fixed rate debt instrument with terms similar to those of the contingent payment debt instrument (taking into account for this purpose the level of subordination, term, timing of payments and general market conditions, but ignoring any adjustments for liquidity or the riskiness of the contingencies with respect to the debt instrument). For example, if a hedge is available, the comparable yield is the yield on the synthetic fixed rate debt instrument that would result if the hedge is integrated with the contingent payment debt instrument. If a hedge is not available, but our similar fixed rate debt instruments trade at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the value of the benchmark rate on the issue date and the spread.

A “projected payment schedule” with respect to a contingent payment debt instrument is generally a series of expected payments the amount and timing of which would produce a yield to maturity on such debt instrument equal to the comparable yield. The “comparable yield” and “the projected payment schedule” may be obtained by contacting Bank of America Corporation, Corporate Treasury Division, NC1-007-23-01, 100 North Tryon Street, Charlotte, North Carolina 28255, Telephone (704) 386-5972. Investors should be aware that this information is not calculated or provided for any purpose other than the determination of a United States Holder’s interest accruals and adjustments in respect of the notes. We make no representations regarding the actual amounts of payments on the notes.

Based on the comparable yield and the issue price of the notes, a United States Holder of a note (regardless of accounting method) generally will be required to accrue as OID the sum of the daily portions of interest on the note for each day in the taxable year on which the holder held the note, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the note, as set forth below. The daily portions of interest in respect of a note are determined by allocating to each day in an accrual period the ratable portion of interest on the note that accrues in the accrual period. The amount of interest on a note that accrues in an accrual period is the product of the comparable yield on the note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the note at the beginning of the accrual period. The adjusted issue price of a note at the beginning of the first accrual period will equal its issue price and for any accrual period thereafter will be (1) the sum of the issue price of such note and any interest or OID previously accrued thereon by a holder (disregarding any positive or negative adjustments) minus (2) the amount of any projected payments on the note for previous accrual periods. The issue price of each note in an issue of notes is the first price at which a substantial amount of such notes has been sold (including any premium paid for such notes and ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). Because of the application of the OID rules, a United States Holder of a note will be required to include interest income or OID in excess of actual cash payments received for certain taxable years.

A United States Holder will be required to recognize interest income equal to the amount of any positive adjustment (i.e., the excess of actual payments over projected payments) in respect of a note for a taxable year. A negative adjustment (i.e., the excess of projected payments over actual payments) in respect of a note for a taxable year (1) will first reduce the amount of interest in respect of the note that a United States Holder would otherwise be required to include in income in the taxable year and (2) to the extent of any excess, will give rise to an ordinary loss equal to that portion of such excess as does not exceed the excess of (A) the amount of all previous interest inclusions under the note over (B) the total amount of the United States Holder’s net negative adjustments treated as ordinary loss on the note in prior taxable years. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any negative adjustment in excess of the amounts described above in (1) and (2) will be carried forward to offset future interest income in respect of the note or to reduce the amount realized on a sale, exchange, or retirement of the note. Where a United States Holder purchases a note at a price other than the issue price thereof, the difference between the purchase price and the issue price generally will be treated as a positive or negative adjustment, as the case may be, and allocated to the daily portions of interest or projected payments with respect to the note.

Sale, Exchange or Retirement

Upon a sale, exchange (including an exchange for shares of Biotech HOLDRS pursuant to the exercise of a holder’s early exchange right), redemption or retirement of a note, a United States Holder generally will recognize taxable gain or loss equal to the difference between the amount of cash and the fair market value of any Biotech HOLDRS shares received on the sale, exchange, redemption or retirement and such holder’s tax basis in the note. A United States Holder’s tax basis in a note generally will equal the cost thereof, increased by the amount of interest income previously accrued by the holder in respect of the note (disregarding any positive or negative adjustments) and decreased by the amount of all prior projected payments in respect of the note. A United States Holder generally will treat any gain as interest income, and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss (depending upon the United States Holder’s holding period for the note).

Alternative Characterizations

The IRS, however, may contend that the notes should be characterized for federal income tax purposes under a different approach than that described above. For example, the IRS may contend that the notes should be treated as an investment unit consisting of either a fixed rate or contingent payment debt instrument and one or more options. Under these alternative characterizations, the timing and character of income or gain recognized by holders of the notes and the tax basis of any shares of Biotech HOLDRS received as a result of an early exchange may differ significantly from that described above. Accordingly, prospective investors are urged to consult their own tax advisors concerning the United States federal income tax consequences of an investment in the notes.

United States Holders—Backup Withholding and Information Reporting

Generally, payments of principal and interest, and the accrual of OID, with respect to the notes will be subject to information reporting and possibly to backup withholding. Information reporting means that the payment is required to be reported to the holder of the notes and the IRS. Backup withholding means that we are required to collect and deposit a portion of the payment with the IRS as a tax payment on your behalf. Backup withholding will be imposed at a rate of 30% for the calendar years ending on December 31, 2002 and December 31, 2003, will be reduced to 29% for the 2004 and 2005 calendar years, and will be further reduced to 28% for the 2006 and 2007 calendar years.

Payments of principal and interest, and the accrual of OID, with respect to notes held by a United States Holder, other than certain exempt recipients such as corporations, and proceeds from the sale of notes through the United States office of a broker will be subject to backup withholding unless such United States Holder supplies us with a taxpayer identification number and certifies that its taxpayer identification number is correct or otherwise establishes an exemption. In addition, backup withholding will be imposed on any payment of principal and interest, and the accrual of OID, with respect to a note held by a United States Holder that is informed by the United States Secretary of the Treasury that it has not reported all dividend and interest income required to be shown on its federal income tax return or that fails to certify that it has not underreported its interest and dividend income.

Payments of the proceeds from the sale of the notes to or through a foreign office of a broker, custodian, nominee or other foreign agent acting on your behalf will not be subject to information reporting or backup withholding. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, (1) a United States person, (2) the government of the United States or the government of any State or political subdivision of any State (or any agency or instrumentality of any of these governmental units), (3) a controlled foreign corporation, (4) a foreign partnership that is either engaged in a United States trade or business or whose United States partners in the aggregate hold more than 50% of the income or capital interests in the partnership, (5) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (6) a United States branch of a foreign bank or insurance company such payments will be subject to information reporting, unless (a) such custodian, nominee, agent or broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met or (b) the holder otherwise establishes an exemption from information reporting.

A United States Holder that does not provide us with its correct taxpayer identification number may be subject to penalties imposed by the IRS. In addition, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder’s United States federal income tax liability provided certain required information is furnished to the IRS.

Non-United States Holders—Income Tax Considerations

Under present United States federal income tax law, and subject to the discussion below concerning backup withholding, any gain realized on the sale, exchange or retirement of a note, or the payment by us, or any paying agent, of principal or interest, including OID, on a note owned by a Non-United States Holder is not subject to United States federal income or withholding tax provided that:

I.	such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

II.	such holder is not a controlled foreign corporation that is related to us through stock ownership;

III.	such holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

IV.	the payment is not effectively connected with the conduct of a trade or business in the United States; and

V.
either (A) such holder provides us (or the paying agent) with a statement which sets forth its address, and certifies, under penalties of perjury, that it is not a United States person, citizen, or resident (which certification may be made on an IRS Form W-8BEN (or successor form)) or (B) a financial institution holding the note on behalf of such holder furnishes us (or the paying agent) with a copy of such statement and certifies, under penalties of perjury (which certification may be made on an IRS Form W-8IMY (or successor form)), that it has or will provide us (or the paying agent) with a withholding statement.

Payments to Non-United States Holders not meeting the requirements set forth above and thus subject to withholding of United States federal income tax may nevertheless be exempt from such withholding if such holder provides us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from withholding under the benefit of a tax treaty. To claim benefits under an income tax treaty, a Non-United States Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article.

Non-United States Holders—Backup Withholding and Information Reporting

Payments of principal and interest, and the accrual of OID, with respect to the notes and proceeds from the sale of notes held by a Non-United States Holder will not be subject to information reporting or backup withholding so long as such holder has certified that it is not a United States person and we do not have actual knowledge that such certification is false (or you otherwise establish an exemption). However, if a Non-United States Holder has not certified that it is not United States person or we have actual knowledge that such certification is false (and it has not otherwise established an exemption) such holder will be subject to backup withholding and information reporting in the manner described above in “United States Holders – Backup Withholding and Information Reporting.”

EXHIBIT A

OFFICIAL NOTICE OF EXCHANGE

Dated: [                                 ,         ]

The Bank of New York, as
Trustee
101 Barclay Street /
P.O. Box 11265
New York, New York 10286
Attention: Bond Redemption Unit (Lobby Level) /
Fiscal Agencies Department (101B-7E)
Phone: (___) [______]
Fax: (___) [_______]
Banc of America Securities, LLC as Calculation Agent 9 West 57th Street New York, New York 10019 Attn: [Equity Financial Products Group] [__________] Phone: (___) [______] Fax: (___) [______]

Ladies and Gentlemen:

The undersigned holder of the Zero Coupon Notes, due 2007 Exchangeable into the depository receipts of the Biotech HOLDRS Trust (the “Notes”) hereby irrevocably elects to exercise with respect to the face amount of the Notes indicated below, as of the date hereof (or, if this notice is received after 3:00 p.m. on any Trading Day by either the Calculation Agent or the Trustee, as of the next Trading Day), provided that such day is prior to the earlier of (i) February 19, 2007 and (ii) the Call Notice Date the holder’s exchange right as described in the Pricing Supplement dated October 24, 2002 relating to the Notes (the “Pricing Supplement”). Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement.

Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon Bank of America Corporation shall cause our affiliate, Banc of America Securities LLC, to deliver the required number of Biotech HOLDRS to the Trustee through the facilities of DTC; the Trustee will in turn be obligated to deliver the required number of Biotech HOLDRS five Business Days after the effective date of this notice in accordance with the delivery instructions set forth below.

The Notes may be exchanged only in increments of $100,000, and integral multiples of $1,000 in excess of $100,000.

Very truly yours,

[Name of Holder]

By :
[Title]

[Fax No.]

$
Face Amount of Notes being Exchanged
[must be $100,000 or integral multiples of $1,000 in excess of $100,000]

Delivery Instructions for Biotech HOLDRS:

Receipt of the above Official Notice of Exchange is hereby acknowledged:

BANC OF AMERICA SECURITIES LLC, as Calculation Agent THE BANK OF NEW YORK, as Trustee

By: THE BANK OF NEW YORK, as Trustee.

By:
Name:
Title:

Date and Time of Acknowledgement: